Exhibit 99.1

Investor Contact:	Teri Miller
(954) 308-8216
terilmiller@spherion.com

Media Contact:	Kip Havel
(800) 422-3819
kiphavel@spherion.com
FOR IMMEDIATE RELEASE
Spherion Appoints John D. Heins as Senior Vice President and
Chief Human Resources Officer
FORT LAUDERDALE, Fla., October 3, 2006 —Spherion Corporation (NYSE: SFN), a leading provider of recruiting, staffing and workforce solutions, today announced that it has appointed John D. Heins as senior vice president and chief human resources officer. Heins reports directly to President and Chief Executive Officer Roy G. Krause.
In this role, he will be responsible for the delivery of industry-leading programs and strategic human resources initiatives throughout the Company’s 650 locations across North America. His responsibilities will also include: compensation, benefits, employee relations, training, performance management and leadership development.
“We are very proud to welcome John Heins to our executive team. He is an accomplished human resources leader with a proven track record at very large and complex organizations,” said Roy Krause, Spherion® president and chief executive officer. “The role of the chief human resources officer at Spherion is one that is crucial to our success and that demands a seasoned executive like John. His experience in developing and executing key initiatives and human resources best practices will be instrumental in positioning Spherion as an employer of choice to workers throughout North America.”
Heins commented, “I am honored to become a member of the Spherion team at a time when human resources issues are becoming increasingly important to all companies. As talent shortages become more apparent, Spherion is well positioned to address the workforce issues that impact every employer’s ability to grow and succeed. I look forward to contributing to our Company’s future success.”
Heins has more than 25 years of experience in human resources and management and spent the last 11 years with JM Family Enterprises, most recently as vice president of human resources strategy. While at JM Family Enterprises, he also served as vice president of human resources and administrative services and director of corporate planning and human resources services. During his tenure, he led the company’s efforts to gain entry to Fortune Magazine’s list of “Top 100 Best Companies to Work For” and has helped it maintain that listing for the past eight years.
Prior to joining JM Family Enterprises, Heins worked with Florida Power and Light for 14 years in a variety of roles, including manager of human resources planning and commercial operations. He received a Bachelor’s degree in Business Administration and Operations Research Management from the University of Florida.
Heins replaces Richard Lamond, who left the company in April 2006 to pursue other interests.
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About Spherion
Spherion Corporation (NYSE:SFN) is a leading recruiting and staffing company that provides integrated solutions to meet the evolving needs of companies and job candidates. As an industry pioneer for 60 years, Spherion has screened and placed millions of individuals in temporary, temp-to-hire and full-time jobs. Positions range from administrative and light industrial to a host of professions that include accounting/finance, information technology, engineering, manufacturing, legal, human resources and sales/marketing.
With approximately 650 locations in the United States and Canada, Spherion delivers innovative workforce solutions that improve business performance. Spherion provides its services to more than 8,000 customers, from Fortune 500 companies to a wide range of small and mid-size organizations. Employing 375,000 people annually through its network, Spherion is one of North America’s largest employers. To learn more, visit www.spherion.com.
For up-to-date career tips and trends, visit Spherion’s career blog, The Big TimeTM, at www.spherion.com/careerblog.
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This release contains statements that are forward looking in nature and, accordingly, are subject to risks and uncertainties. Factors that could cause future results to differ from current expectations include risks associated with: Competition – our business operates in highly competitive markets with low barriers to entry; Economic conditions – any significant economic downturn could result in lower revenues or a significant reduction in demand from our customers may result in a material impact on the results of our operations; Corporate strategy – we may not achieve the intended effects of our business strategy; Termination provisions – certain contracts contain termination provisions and pricing risks; Failure to perform – our failure or inability to perform under customer contracts could result in damage to our reputation and give rise to legal claims; Disposition of businesses – the disposition of businesses previously sold, may create contractual liabilities associated with indemnifications provided; Tax filings – regulatory challenges to our tax filing positions could result in additional taxes; Government Regulation - government regulation may increase our costs; International operations – we are subject to business risks associated with our international operations in Canada which could make those operations more costly; Litigation – we may be exposed to employment–related claims and costs and we are a defendant in a variety of litigation and other actions from time to time; Personnel – our business is dependent upon the availability of qualified personnel and we may lose key personnel which could cause our business to suffer; Integrating acquisitions – managing or integrating any future acquisitions may strain our resources; Debt compliance – failure to meet certain covenant requirements under our credit facility could impact part or all of our availability to borrow; and Common stock – the price of our common stock may fluctuate significantly, which may result in losses for our investors. These and additional factors discussed in this release and in Spherion’s filings with the Securities and Exchange Commission could cause the Company’s actual results to differ materially from any projections contained in this release.
Spherion Corporation prepares its financial statements in accordance with generally accepted accounting principles (GAAP). Adjusted earnings from continuing operations is a non-GAAP financial measure, which excludes certain non-operating related charges and gains. Items excluded from the calculation of adjusted earnings from continuing operations include restructuring charges and stock option expense under FAS No. 123R, net of taxes. Adjusted earnings from continuing operations is a key measure used by management to evaluate its operations. Management does not consider the items excluded to be operating costs/gains and therefore, excludes them from the evaluation of the Company’s operating performance. Adjusted earnings from continuing operations should not be considered measures of financial performance in isolation or as an alternative to earnings from continuing operations or net earnings (loss) as determined in the Statement of Earnings in accordance with GAAP, and, as presented, may not be comparable to similarly titled measures of other companies, and therefore this measure has material limitations. Items excluded from adjusted earnings from continuing operations are significant components in understanding and assessing financial performance.